Oklahoma Energy Corporation
                                and Subsidiaries
                        Consolidated Financial Statements
                                       and
                          Independent Auditor's Report
                     Years Ended March 31, 2001 and 2000





                                 C O N T E N T S


AUDITOR' REPORT..............................................................1

CONSOLIDATED BALANCE SHEETS................................................2-3

CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS...........................4

CONSOLIDATED STATEMENTS OF CASH FLOWS........................................5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................6-14

                           Turner, Stone & Company
                      12700 Park Central Drive, Suite 1610
                              Dallas, Texas 75251


                          Independent Auditor's Report


Board of Directors and Stockholders
Oklahoma Energy Corporation
and Subsidiaries
Cyril, Oklahoma

We have audited the accompanying consolidated balance sheets of Oklahoma Energy Corporation and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of discontinued operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oklahoma Energy Corporation and subsidiaries at March 31, 2001 and 2000, and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Edward L. Turner
--------------------
Certified Public Accountants
June 14, 2001


                                 OKLAHOMA ENERGY CORPORATION
                                       AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS
                                   MARCH 31, 2001 AND 2000


                                            Assets

                                                                          2001             2000
                                                                          ----             ----

Current assets:

         Cash                                                     $          359    $       45,788
                                                                   -------------     -------------

                  Total current assets                                       359            45,788
                                                                    ------------     -------------

Property and equipment, at cost, net of $1,350,861
     of accumulated depreciation, held for resale                      8,933,615         8,933,615

Deposits                                                                     420                 -
                                                                    ------------     -------------

                                                                  $    8,934,394    $    8,979,403
                                                                   =============     =============
















          The accompanying notes are an integral part of the consolidated financial statements.




                                       OKLAHOMA ENERGY CORPORATION
                                             AND SUBSIDIARIES

                                        CONSOLIDATED BALANCE SHEETS
                                          MARCH 31, 2001 AND 2000

                                    Liabilities and Stockholders' Equity



                                                                           2001                    2000
                                                                           ----                    ----
Current liabilities:

         Accounts payable                                           $      1,301,149      $      1,301,737
         Accrued expenses                                                  1,183,455               942,248
         Stockholder advances                                                464,700               346,634
         Notes payable                                                       760,000               760,000
                                                                    ----------------      ----------------

                  Total current liabilities                                3,709,304             3,350,619
                                                                    ----------------      ----------------

Reserve for estimated costs of refinery
     environmental cleanup                                                 2,501,500             2,501,500

Commitments and contingencies                                                      -                     -

Stockholders' equity:

         Preferred stock, $.10 par value, 6,000,000
             shares authorized, 638,647 shares issued
             and outstanding                                                  63,866                63,866
         Common stock $.05 par value, 50,000,000
             shares authorized, 47,877,480
             respectively, shares issued and outstanding                   2,393,874             2,393,874
         Paid  in capital in excess of par                                28,323,123            28,193,944
         Accumulated deficit                                       (      28,023,486)    (      27,504,246)
         Treasury stock,253,527 and 17,233 common shares
             respectively and 182,511 preferred
             shares, at cost                                       (          33,787)    (          20,154)
                                                                    ----------------      ----------------

                                                                           2,723,590             3,127,284
                                                                    ----------------      ----------------

                                                                  $        8,934,394    $        8,979,403
                                                                   =================     =================





              The accompanying notes are an integral part of the consolidated financial statements.




                                      OKLAHOMA ENERGY CORPORATION
                                           AND SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS
                          FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000



                                                                           2001                 2000
                                                                           ----                 ----


Operating revenues                                                $                -    $               -
                                                                    ----------------     ----------------

Operating costs and expenses:

         General and administrative                                            7,248               33,100
         Interest expense                                                     48,272               20,591
                                                                    ----------------     ----------------

                  Total operating costs and expenses                          55,520               53,691
                                                                    ----------------     ----------------

Loss before income taxes                                           (          55,520)   (          53,691)

Income taxes                                                                       -                    -
                                                                    ----------------     ----------------

Net loss                                                          $(          55,520)  $(          53,691)
                                                                    ================     ================



Net loss per share:

         Basic                                                    $(            .001)  $(            .001)



















          The accompanying notes are an integral part of the consolidated financial statements.


                                                    F-4



                                        OKLAHOMA ENERGY CORPORATION
                                             AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000



                                                                            2001                 2000
                                                                            ----                 ----

Cash flows provided (used) by operating activities:

Net loss                                                          $(          55,520)   $(          53,691)
                                                                    ----------------      ----------------

Adjustments to reconcile net loss to net cash used in operating activities:

         Common stock issued for service                                           -                     -
         Increase (decrease) in accounts payable                    (            785)                    -
         Increase (decrease) in accrued expenses                              39,072                20,591
                                                                    ----------------      ----------------

         Total adjustments                                                    32,287                20,591
                                                                    ----------------      ----------------

         Net cash used in operating activities                     (          17,233)    (          33,100)
                                                                    ----------------      ----------------

Cash flows provided by investing activities                                        -                     -

Cash flows provided by financing activities:

         Advances from stockholders                                                -                67,467
         Sale of treasury stock                                               14,800                     -
                                                                    ----------------      ----------------

         Net cash provided by financing activities                            14,800                67,467
                                                                    ----------------      ----------------

Net increase (decrease) in cash                                    (           2,433)               34,367

Cash at beginning of quarter                                                   2,792                11,421
                                                                     ---------------      ----------------

Cash at end of quarter                                            $              359    $           45,788
                                                                   =================     =================


                                        Supplemental Disclosure of Non-Cash
                                        Financing and Investing Activities


Repurchase of treasury stock
  2,600,000 shares, for note payable                              $         150,000     $               -





           The accompanying notes are an integral part of the consolidated financial statements.


                                                    F-5


                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operating and financial status of Company

Oklahoma Energy Corporation (the Company) was incorporated on September 4, 1981 under the laws of the State of Oklahoma. In the recent past, the Company's principal business has been the refinery of crude oil into diesel fuel, kerosene, and other industrial products at its refinery in Cyril, Oklahoma (Cyril Refinery), the production of and exploration for crude oil and natural gas and the contract operations of producing oil and gas properties. However, the Company no longer operates the Cyril refinery and the Company has sold all its other oil and gas properties and well operations.

In April 1995, the Cyril Refinery stopped its refining because it was unable to achieve profitable operations and pay its obligations on a current basis. The Company is currently in default on a note payable that is secured by the refinery and pledged with all of the outstanding common stock of the subsidiary which owns the refinery, Cyril Petrochemical Corporation (CPC) (Note 2). The viability of the Company to continue as a going concern will be dependent, in large part, on its ability to secure additional sources of financing or equity capital, work out satisfactory arrangements with its lender and/or to conduct profitable operations. In addition, the Company is attempting to obtain external financing and/or equity capital sufficient enough to allow it to utilize the refinery as a storage facility prior to starting up refinery operations.

Principles of consolidation

The consolidated financial statements include the general accounts of Oklahoma Energy Corporation and its wholly owned subsidiaries, Cayman Production Company
(CPCo), Cayman Exploration Corporation (CEC) and Cyril Petrochemical Corporation
(CPC), the Company's only active subsidiary. All intercompany accounts and transactions have been eliminated in the consolidation and each subsidiary corporation has a fiscal year end of December 31.

Cash flow information

For purposes of the statement of cash flows, the Company considers cash on hand and all highly liquid debt instruments purchased with an original maturity of three months or less to be cash.

Property and equipment

The refinery property and equipment is stated at cost less accumulated depreciation. No depreciation has been taken on the refinery since it discontinued operations in April 1995. Other property costs, less accumulated depreciation, are removed from the accounts upon disposition, and gains or losses on disposals are reflected in operations. All repairs and maintenance are expensed as incurred.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Income taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities. The Company files a consolidated tax return.

Net loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common stock shares outstanding during the year. The weighted average number of common stock shares outstanding for 2000 and 1999 totaled 46,260,871 and 47,876,480, respectively. No effect has been given to the assumed exercise of convertible preferred stock because the effects would be antidilutive.


2. NOTES PAYABLE


Notes payable at March 31, 2001 and 2000, consisted of the following:

     Note payable to the Wall Street  Trading Group,
     due January 1, 1999,  with interest accruing at
     8% from June 15, 1998. Although past due, this note
     is not considered in default by the lender                       $ 10,000

     Note payable to Oklahoma Industrial Finance
     Authority with 10.875% interest payable quarterly,
     January,  April, July, October.  The note is
     secured by the  refinery  and the stock of CPC
     is pledged to the  Oklahoma  Industrial Finance
     Authority (OIFA) as collateral. This loan has been
     in default since October 1996 and accrued interest
     payable totals $502,779 and $410,016 respectively                 750,000
                                                                    ------------
                                                                    $  760,000
                                                                    ============

3. RELATED PARTY TRANSACTIONS

Stockholders

During the years ended December 31, 1999 and 1998, the Company received non-interest-bearing advances from a stockholder totaling $146,620 and $132,547, respectively. The advances are due on demand and unsecured. At March 31, 2001 accrued interest totaled $10,893.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Officers

During the year ended December 31, 1998, the Company entered into a compensation agreement with an officer. The agreement provides for monthly compensation of $3,000 payable in common stock of the Company. In addition, the agreement provides an option to purchase 750,000 common stock shares at $.05 per share upon the officer successfully obtaining lending arrangements for no less than $1,000,000. This officer resigned from the Company in May 1999 without obtaining the lending arrangements and the agreement was terminated.

During May 1999 a compensation agreement was entered into with another officer that provided for the monthly compensation of $6,000 to accrue monthly and be paid upon closing of the refinery sale. This agreement is being renegotiated due to the plant not being sold and alternative uses being considered.

During 2000 a compensation agreement was entered into with another officer that provided for a monthly compensation of $10,000 plus expenses.

For the years ended December 31, 2000 and 1999, $73,134 and $0, respectively, was paid under these agreements. At December 31, 2000 and 1999, $141,403 and $104,000, respectively, remains unpaid and is included in accrued expenses on the accompanying consolidated balance sheets. The officer resigned January 19, 2001.

4. COMMITMENTS AND CONTINGENCIES

Trade payables, judgments and liens

During the year ended December 31, 1997, the Company wrote off approximately $6,200,000 of unsecured accounts payable management believes it will no longer be liable for because of their age and the lack of collection activity by its creditors. This transaction was accounted for as extinguishment of debt. Management believes the amount it may have to pay on these accounts payable will not be significant although it is not possible to estimate the amounts the Company will ultimately be liable for.

At December 31, 2000 and 1999, the Company has various judgments against its assets and liens on its Cyril Refinery totaling $1,301,149, plus $414,705 and $326,950, respectively, of related accrued interest, $94,371 and $87,755, respectively, of which was accrued during the years ended December 31, 2000 and 1999. These judgments and liens and the related accrued interest are reflected in the accompanying consolidated financial statements as accounts payable and accrued expenses, respectively.

Leases

The Company is currently not obligated under any noncancelable operating or capital lease agreements.

                         OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Litigation

On July 5, 2000, the Company received a claim from Mr. John Rayll that he had purchased all of the outstanding common stock of CPC (Note 1). Mr. Rayll is related by marriage to a former officer and director and current stockholder of the Company. This claim does not have priority over the security and additional collateral interest of OIFA and management believes this claim will be foreclosed upon should OIFA continue with its foreclosure process.

In June 2000, the OIFA reactivated foreclosure proceedings against the Company. In this regard, OIFA had entered into an agreement with Geo American, Inc. (GAI) which management believes has purchased the beneficial interest in a labor and material lien for work performance at the refinery. Management believes that GAI is controlled by a former officer and director and current stockholder of the Company. The agreement provides for OIFA and GAI to share in the proceeds realized by a foreclosure sale initiated by OIFA.

Option contract

On June 30, 2000, the Company entered into an option contract with OIFA to purchase OIFA's interest in its note payable (Note 2), a mortgage and security agreement for all of the Company's present and future equipment and all additional collateral consisting of share certificate number 25 in the amount of 1,000 common stock shares of CPC (Note 1). The option contract provides for a purchase price of $950,000 and a monthly option payment of $5,000 to be applied against the purchase price. The Company made six payments under the option contract and, because of insufficient cash, could not make the January 2001 payment. Accordingly, the option contract expired and the Company does not have any further rights or obligations under the option contract.


5. PREFERRED STOCK

The authorized capital stock of the Company includes 6,000,000 shares of preferred stock, par value $0.10 per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock is determined by the Board of Directors.

Preferred stock issued and outstanding at par at December 31, 1999 and 1998 is as follows:

         Series A cumulative preferred stock, 40,000
         shares issued and outstanding; 74,805 and
         $70,805, respectively, dividends in arrears
         at December 31, 2000 and 1999;  aggregate
         liquidation preference was $124,805 and
         $120,805 at December 31, 2000 and 1999                       $  4,000

         Series B cumulative preferred stock, 83,335
         shares issued and outstanding; $181,014 and
         $177,014, respectively,  dividends in arrears
         at December 31, 2000 and 1999; aggregate
         liquidation preference was $306,017 and
         $302,017 at December 31, 2000 and 1999                          8,335

         Series C convertible, exchangeable, preferred stock,
         1,000,000 shares authorized, 33,401 issued and
         outstanding; aggregate liquidation preference was
         $3,340 at December 31, 2000 and 1999;
         convertible to 217,107 shares of common stock at
         December 31, 2000 and 1999; 19,600 shares held in
         treasury at December 31, 2000 and 1999                          3,340

         Series D convertible,  exchangeable, preferred stock,
         1,000,000 shares authorized,  481,911  issued and
         outstanding; aggregate liquidation  preference was
         $1,204,778 at December 31, 2000 and 1999; 162,911
         shares held in treasury at December 31, 2000 and 1999          48,191

         Series E convertible, exchangeable, preferred stock,
         1,000,000 shares authorized, 0 issued and outstanding
         at December 31, 2000; aggregate liquidation preference
         was $0 at December 31, 2000; convertible to 0 shares
         of common stock                                                   -
                                                                      ----------
                                                                      $ 63,866


The rights of Series B Preferred Stock are subordinate to those of Series A Preferred Stock. The rights of Series D Preferred Stock are subordinate to those of Series C Preferred Stock, and the rights of Series C and D Preferred Stock are both subordinate to Series A and B Preferred Stock. The rights of Series E Preferred Stock are subordinate to Series A, B, C and D Preferred Stock.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In addition to the cumulative dividends on the Series A ($.10 per share annually) and the Series B ($.12 per share annually) Preferred Stock, each share of the Series A and Series B Preferred Stock is entitled to participate share for share with the common stock in any dividends paid after the holders of the common stock receive dividends of $.25 per share in any year. Dividend payments on Series A and B Preferred Stock are legally restricted until the Company has positive retained earnings. Each share of Series A and B Preferred Stock is entitled to one vote. Series C, D and E Preferred Stock are entitled to vote on an as-converted to common stock basis.


6. COMMON STOCK

Common stock issued

On March 7, 1997, the Company sold 15,200,000 shares of its common stock, par value $.10, in a transaction outside the United States without registration under the Securities and Exchange Act (the Act) of 1933. Such sale was offered and accepted by a Canadian company (Purchaser) which was not an U.S. Person as defined in Regulation S of the Act.

On November 11, 1997, the Company sold 5,000,000 shares of its common stock, par value $.10, in a transaction outside the United States without registration under the Securities and Exchange Act (the Act) of 1933. Such sale was offered and accepted by a Panamanian company (Purchaser) which was not an U.S. Person as defined in Regulation S of the Act. The Company's common stock was issued in consideration for the cancellation of Company debt incurred over the year for the cash to maintain the Cyril Refinery and other general and administrative costs.

In July 1997 the Corporation changed its name from Cayman Resources Corporation to Oklahoma Energy Corporation. A stock reserve was set up for Cayman stock certificate holders to exchange their certificates for OEC stock certificates. During 1999, 2,511 shares of Cayman certificates were converted to OEC stock certificates.


7. ENVIRONMENTAL ISSUES

Reactivation of Cyril Refinery

In January of 1994, the Company reactivated its Cyril Refinery operations. The Company shut down refinery operations in April of 1995. During the sixteen months of operations, the Company experienced substantial mechanical problems and was unable to meet product specifications demanded by its customers. As a result, the Company realized significant losses from its operation of the Cyril Refinery which caused the loss of its crude oil credit lines and the ultimate shut down of refinery operations.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Although the Company is now pursuing financing which will enable it to renew its financing arrangements and allow it to utilize the refinery as a storage facility prior to resuming the operations of the Cyril Refinery again, there is absolutely no assurance that the Company will be successful.

Environmental considerations

In 1988, the Cyril Refinery property formerly owned by the State of Oklahoma, was placed on the National Priority List (NPL). This action was taken by the EPA in accordance with the Comprehensive Environmental Response Compensation Liability Act of 1980 (CERCLA), as amended by the Superfund and Reauthorization Act of 1986 (SARA). In 1991, the EPA concluded a Remedial
Investigation/Feasibility Study (RIFS) of the Cyril Refinery site. The RIFS identified certain areas where contamination and hazardous chemicals exist. The RIFS conclusion was that the contaminants found at the ORC site did not pose an immediate hazard of significant risk to human health at off-site testing locations used by the study. It was therefore determined that the contaminants contained within the ORC site could be remediated over a period of time. In 1991, the EPA issued a Proposed Plan of Action (PPA) which outlined several alternative actions which could be taken to either contain, remediate or remove the identified contaminated material. Following public hearings, the EPA issued its Record of Decision (ROD) which together with the PPA outlines in general the EPA's plan to clean up the entire ORC site.

In April 1997, the Oklahoma Department of Environmental Quality (ODEQ) filed an announcement of changes to the ORC site remediation plan which greatly reduced the scope and cost of the "clean-up" work. They announced that rather than building a bioremediation plan, they plan to isolate the remaining soil into one location on the ORC property (not on the Company's property) where they will "encapsulate" the material with concrete. The ODEQ and EPA have informed the Company that they will transport approximately 1,500 cubic yards of soil from the Company's property to the EPA/ODEQ-controlled property to be encapsulated.

The Company is aware of the need to cooperate with State and Federal agencies to provide a plan and implement that plan to clean up any and all identifiable hazards on its property. In January 1992, the Company executed a Consent Agreement and Final Order with the Oklahoma State Department of Health. All of the work required by this Consent has now been completed by the Company. In addition, to the requirements made of the Company in accordance with the Consent Order, the Company plans to continue to cooperate with the Oklahoma State Department of Health (OSDH) and the EPA to complete the remediation of all hazardous areas located on the CPC property. The Company has developed a plan to achieve this goal and believes that those plans are feasible. Management estimates, based upon review and evaluation of the above studies, that the cost to transport the remaining soil to the EPA encapsulation site is approximately $100,000. This will substantially complete the Company's requirement under the Consent Order Dated January 1, 1992. However, the EPA's Superfund has expended $900,000 to date for environmental remediation pursuant to the 1992 Consent Order. The total estimated cost of the 1992 Consent Order is $1,000,000. This amount has been included in management's reserve for refinery cleanup.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In January 1999, the EPA/ODEQ again addressed environmental issues existing at the Cyril Refinery. The remedial actions cited involved the following items (not listed in order of importance): Asbestos containing materials, storm water and process water issues, hazardous waste treatment, ground water recovery and treatment, PCB oil containing transformers, and hazardous waste storage units. In July 1999, the Company prepared an environmental remediation plan, which addressed these issues. Management estimates, base upon review and evaluation of the above actions, that the cost of these remedial efforts will be $1,501,500 and this amount has been included in management's reserve for refinery cleanup. During 1999, negotiations continued with the EPA and the Oklahoma DEQ concerning this cleanup and no changes in management's estimate of these remedial costs was considered necessary.

Since Mr. Rayll's claim of ownership (Note 4), the EPA issued an Initial Administrative Order to investigate the extent of corrective measures performed by the Company. This action has prevented the Company from proceedings with its remediation plans and obtaining the permits necessary for commencing refinery operations, which could affect the actual costs of the clean-up. In addition, this action has prevented the Company from completing the application process with ODEQ to obtain its stormwater permit. Without this permit the Company may be subject to fines and the risk of further off-site and on-site contamination due to stormwater runoff. No additional reserve for these contingencies has been recorded in the accompanying consolidated financial statements.

8.       INCOME TAXES

Deferred federal income tax provisions result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes primarily relating to different methods of accounting for environmental clean up reserves.

For the years ended December 31, 2000 and 1999, pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized deferred tax assets and liabilities which have been offset by a valuation allowance in the same amount. Significant components of the Company's deferred tax assets and liabilities are summarized below.

                                                                 2000              1999
                                                                 ----              ----
 Deferred tax liability relating to refinery
     Property                                             $(  1,193,622)    $(  1,193,622)

 Deferred tax assets:

     Refinery Environmental cleanup reserve                     850,510           850,510
     Tax effect of net operating loss
        carryforwards                                         2,522,256         2,346,000
     Investment tax credit carryforwards                              -                 -
     Valuation allowance                                   (  2,179,144)     (  2,618,388)
                                                          --------------    --------------
                                                          $           -     $           -
                                                          ==============    ==============


A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the years ended December 31, 2000 and 1999 is as follows.


         Tax computed at statutory rate                     (   175,920)     (    136,336)
         Losses not providing tax benefit                       175,920           136,336
                                                           --------------    --------------
         Income tax expense                                $          -      $          -
                                                           ==============    ==============

                           OKLAHOMA ENERGY CORORATION
                                 AND SUBIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 2000 and 1999, the Company had available net operating loss carryforwards for federal income tax purposes of approximately $7,390,000 and $6,900,000, respectively, which expire if unused in the years 2001 through 2008. The Company has provided a valuation allowance for the full benefit of its net operating loss carryforwards and investment tax credit carryforwards, because management believes that it is more likely than not that the benefit from these carryforwards will not be realized. The utilization of these carryforwards may also be significantly limited in the future because of the provisions of Section 382 of the Internal Revenue Code of 1986 relating to the Company's 1991 acquisition of CPC.


9. FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks, consist of its cash and notes payable.

Cash

The Company maintains its cash in bank deposit and other accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

Notes payable

Management believes the carrying value of these notes represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.


10. SEGMENT INFORMATION

The Company's refinery operations, which are currently discontinued, constitute its only reportable operating segment. Accordingly, the accompanying consolidated financial statements reflect only the assets, liabilities, net assets and operating results related to this discontinued operations.


11.      RECLASSIFICATION

During the year ended December 31, 2000, the Company discovered it had inadvertently understated the number of common stock shares issued and outstanding by 346,725 shares issued in 1998 in a private placement transaction. Accordingly, the accompanying consolidated financial statements have been restated as of January 1, 1999, the beginning of the earliest period presented. The restatement increased the number of common stock shares reported as issued and outstanding by the above amount, reclassified $17,336 from additional paid in capital to common stock and restated the weighted average number of common stock shares outstanding for loss per share calculations. However, this restatement had no effect on previously reported total stockholders' equity, net loss or loss per share amounts.